CONTACT:	William J. Barlow, CPA (770) 391-8789 Vice President, Finance-Controller or Wendy M. Chamblee (770) 391-8903 Vice President, Corporate Communications

Cotton States Life Insurance Company
Reports Year-End Earnings

     ATLANTA (February 24, 2004) Cotton States Life Insurance Company (NASDAQ: CSLI) today announced 2003 year-end net earnings of $5.3 million or $.80 per diluted share, compared to 2002 year-end results of $7.3 million or $1.13 per diluted share. Net income for the fourth quarter was $265,000 compared to $2.1 million in 2002.

     Earnings were affected primarily by a significant increase in fourth-quarter mortality experience in the Company’s traditional life products. Death benefits and claims during the quarter were $8.1 million, compared to $6.0 million for the same period in 2002. In a relatively small company, quarterly fluctuations in mortality experience will occur and can affect short-term earnings. Since the Company expects these occasional increases in mortality, it plans for the effects on long-term performance.

     Fourth quarter operating expenses were $2.7 million compared to $1.5 million in 2002. This increase in operating expenses in the fourth quarter also impacted earnings. Last year, annual operating expenses totaled $8.1 million, compared to $9.3 million for 2003. These expenses reflect an increase in standard operating costs, as well as transaction costs associated with the anticipated merger with COUNTRY Insurance & Financial Services, which were expected by management. As a percentage of premiums and brokerage commissions, operating expenses increased only one percentage point in 2003, compared to 2002.

     According to Cotton States Chairman, President and CEO, J. Ridley Howard, “Despite the fact that we had a tough quarter because of an unusually large increase in death claims, I am satisfied with our overall performance in 2003. We once again posted increases in revenue, demonstrating the effectiveness of our distribution system. With our anticipated relationship with COUNTRY, Cotton States is poised to be even better equipped to provide quality products and excellent service to our policyholders.”

     As announced in the fourth quarter of 2003, Cotton States Insurance Group and COUNTRY Insurance & Financial Services, located in Bloomington, Illinois, have entered into definitive agreements regarding the acquisition of Cotton States Life Insurance Company by merger. Under the Agreement and Plan of Merger, Cotton States Life Insurance shareholders will receive $20.25 cash for each share of outstanding common stock of Cotton States Life Insurance Company. As a result, Cotton States Life Insurance Company will become a privately held company. Subject to regulatory approval, it is anticipated that the transaction will close during the second quarter of 2004.

     Additionally, a property/casualty alliance between Cotton States Mutual Insurance Company and the COUNTRY property/casualty insurance pool will be established. The Alliance Agreement calls for the business of Cotton States Mutual Insurance Company to be combined with the business of the COUNTRY property/casualty pool.

(continued)

     John Blackburn, chief executive officer of COUNTRY, said “An alliance between COUNTRY and Cotton States brings together two complementary organizations. We are both built on the core values of trust and honesty, and we both share a tradition of service to our customers. Coming together positions both organizations for a strong future.”

     In other business, the Company announced today that the board of directors declared a quarterly dividend of $.04 per share, payable on April 5, 2004, to shareholders of record on March 15, 2004.

About Cotton States Insurance Group

     Cotton States Insurance is a group of companies that has been providing quality insurance products to customers in the Southeast since 1941, with products for auto, home and life. The Group’s product portfolio is complemented with specialty products that are marketed through its brokerage operations. The Cotton States Insurance Group includes Cotton States Mutual Insurance Company, Shield Insurance Company and Cotton States Life Insurance Company, including its two subsidiaries Cotton States Marketing Resources, Inc. and CSI Brokerage Services, Inc. Cotton States Life Insurance Company is traded on The NASDAQ National Market under the symbol CSLI.

     For additional information, contact Cotton States Insurance Company at (770) 391-8903 or visit www.cottonstatesinsurance.com.

About COUNTRY

     COUNTRY Insurance & Financial Services and its alliances serve about 1 million households and businesses throughout the United States. Founded in 1925, the group now has nearly 2,000 exclusive agents in 15 Midwestern and Western states who offer a full range of property/casualty, life and annuity products, as well as financial and estate planning services. Through alliances, affiliations and relationships with independent agents, their geographic reach spans across the United States. The COUNTRY property/casualty pool includes COUNTRY Mutual Insurance Company, Bloomington, Ill.; Middlesex Mutual Assurance Company, Middletown, Conn.; Holyoke Mutual Insurance Company, Salem, Mass; and MSI Insurance Companies, Arden Hills, Minn. The COUNTRY insurance companies have $1.3 billion of property/casualty premium, $600 million in life premium and are consistently rated A+ by A.M. Best. For additional information, visit www.countryfinancial.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that are not strictly historical and that involve risks and uncertainties. Such statements include, without limitations, any statements containing the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “seek,” and similar expressions. Investors are cautioned that such statements, including, without limitation, statements regarding projections of earnings, revenues expected mortality rates and its effect on net earnings, and the anticipated financial results and benefits of the proposed transactions with COUNTRY. The forward-looking statements set forth herein involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, without limitation, the ability of Cotton States and COUNTRY to satisfy the conditions to closing set forth in the Agreement and Plan of Merger and the Alliance Agreement, including, without limitation, receipt of necessary regulatory approvals and shareholder approval, the difficulty of keeping expense growth at modest levels while increasing revenues, general economic conditions and changes in the economic and financial condition of Cotton States prior to closing of the transactions with COUNTRY, legislation or regulatory environments that adversely affect the businesses and other risks that are described from time to time in Cotton States’ annual and quarterly reports filed with the Securities and Exchange Commission. Cotton States expressly disclaims any obligation to update these forward-looking statements.

COTTON STATES LIFE INSURANCE COMPANY
Consolidated Summary of Earnings
Three Months and Twelve Months ending December 31, 2003 and 2002

	Three months ended		Twelve months ended
	December 31,		December 31,
	2003	2002	2003	2002
Revenue:
Premiums	$10,082,122	$9,357,148	35,882,106	33,092,092
Investment income	2,269,934	2,287,061	8,950,730	9,828,964
Realized investment gains	348,547	543,447	1,837,843	1,036,704
Brokerage commissions	1,497,481	905,041	4,906,455	4,242,470

Total revenue	14,198,084	13,092,697	51,577,134	48,200,230

Benefits and expenses:
Benefits and claims	8,103,062	6,040,367	23,479,173	20,117,169
Interest credited	1,446,074	1,442,586	5,912,341	5,904,423
Amortization of policy acquisition costs	1,355,990	1,178,048	5,092,004	3,760,985
Operating expenses	2,686,836	1,512,098	9,250,205	8,147,908

Total benefits and expense	13,591,962	10,173,099	43,733,723	37,930,485

Income before income tax expense	606,122	2,919,598	7,843,411	10,269,745
Income tax expense	341,283	857,684	2,561,110	2,960,871

Net income	$264,839	2,061,914	5,282,301	7,308,874

Basic income per share of common stock	$0.04	0.33	0.84	1.15

Diluted income per share of common stock	$0.04	0.32	0.80	1.13

Weighted average number of shares used in computing income per share
Basic	6,323,737	6,334,353	6,323,526	6,337,387

Diluted	6,639,923	6,490,394	6,631,886	6,494,667